As filed with the Securities and Exchange Commission on August 1, 2005.

Registration No. 333-126762

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Seaspan Corporation

(Exact name of Registrant as Specified in Its Charter)

Republic of the Marshall Islands	4412	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Seaspan Corporation

Attention: Gerry Wang

Room 503, 5/F, Lucky Commercial Center

103 Des Voeux Road West

Hong Kong

China

(852) 2540 1686

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mike Rosenwasser Charles E. Carpenter Vinson & Elkins L.L.P. 666 Fifth Avenue 25th Floor New York, New York 10103 (212) 237-0000	George D. Burke Judith B. Downes Bull, Housser & Tupper LLP 3000 Royal Centre 1055 W. Georgia Street Vancouver, British Columbia Canada V6E 3R3 (604) 687-6575	W. Clayton Johnson Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, including preferred share purchase rights, par value $0.01(1)	$854,230,000	(2)	$100,545

(1)	Includes common shares issuable upon exercise of the underwriters’ over-allotment option. Rights to purchase preferred shares initially will trade together with the common shares. The value attributable to the rights, if any, will be reflected in the price of the common shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1) Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7. Recent Resales of Unregistered Securities.

Concurrently with this offering, in a private sale exempt from the registration requirements of the Securities Act pursuant to Section 4(2), we will sell all of our subordinated shares at a price per share equal to the initial public offering price of our common shares to Dennis Washington, The Kevin Lee Washington Trust II, Gerry Wang, and Tiger Container Shipping Company Limited.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement

3.1	*	Amended and Restated Articles of Incorporation of Seaspan Corporation

3.2	*	Bylaws of Seaspan Corporation

4.1	*	Specimen of Share Certificate of Seaspan Corporation

5.1	*	Opinion of Dennis J. Reeder, Reeder & Simpson, P.C., Marshall Islands Counsel to Seaspan Corporation, as to the validity of the common shares being issued

8.1	*	Opinion of Vinson & Elkins L.L.P., United States Counsel to Seaspan Corporation, with respect to certain tax matters

8.2	*	Opinion of Dennis J. Reeder, Reeder & Simpson, P.C., Marshall Islands Counsel to Seaspan Corporation, with respect to certain tax matters

8.3	*	Opinion of Bull, Housser & Tupper LLP, Canadian Counsel to Seaspan Corporation, with respect to certain tax matters

10.1	*	Registration Rights Agreement

10.2		Management Agreement between Seaspan Corporation, Seaspan Management Services Limited, Seaspan Advisory Services Limited, Seaspan Ship Management Ltd. and Seaspan Crew Management Ltd.

10.3	*	Employment Agreement between Gerry Wang and Seaspan Ship Management Ltd.

10.4	*	Employment Agreement between Graham Porter and Seaspan Advisory Services Limited

Exhibit Number	Description

10.5	Credit Agreement between Seaspan Corporation and Arranged by Citigroup Global Markets Limited and Fortis Capital, with Citigroup Global Markets Limited, Credit Suisse, Landesbank Hessen-Thuringen, DnB Nor Bank ASA, Fortis Capital Corp. as Mandated Lead Arrangers with Fortis Capital Corp. as Facility Agent

10.6*	Subscription Agreement between Seaspan Corporation and Dennis Washington, The Kevin Lee Washington Trust II, Gerry Wang, and Tiger Container Shipping Company Limited

10.7*	Form of Shareholders Rights Agreement

10.8*	Omnibus Agreement by and among Seaspan Corporation, Seaspan Management Services Limited, Seaspan Ship Management Ltd., Seaspan Advisory Services Limited, Norsk Pacific Steamship Company Limited and Seaspan International Ltd.

10.9	Asset Purchase Agreement by and among Seaspan Corporation and the VesselCos

10.10*	Form of Indemnification Agreement between Seaspan Corporation and each of Kyle Washington, Gerry Wang and Kevin M. Kennedy

10.11*	Agreement between Seaspan Corporation and Relational Advisors LLC

21.1*	Subsidiaries of Seaspan Corporation

23.1*	Consent of KPMG LLP

23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1)

23.4*	Consent of Dennis J. Reeder, Reeder & Simpson, P.C., Marshall Islands Counsel to Seaspan Corporation (included in Exhibits 5.1 and 8.2)

23.5*	Consent of Bull, Housser & Tupper LLP, Canadian Counsel to Seaspan Corporation (included in Exhibit 8.3)

23.6*	Consent of Clarkson Research Services Limited

23.7*	Consent of David Korbin, Nominee for Director

23.8*	Consent of Peter Lorange, Nominee for Director

23.9*	Consent of Peter S. Shaerf, Nominee for Director

23.10*	Consent of Milton K. Wong, Nominee for Director

* Filed on July 21, 2005

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To provide to the underwriters at the closing specified in the underwriting agreement, shares certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) That for purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-l and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on July 31, 2005.

SEASPAN CORPORATION

By:	/s/ GERRY WANG
Name:	Gerry Wang
Title:	Chief Executive Officer

Signature	Title	Date

/s/ KYLE WASHINGTON Kyle Washington	Chairman of the Board	July 31, 2005

/s/ GERRY WANG Gerry Wang	Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2005

/s/ KEVIN M. KENNEDY Kevin M. Kennedy	Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2005

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of, has signed this registration statement in the City of Newark, State of Delaware, on July 31, 2005.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Authorized Representative in the United States